Exhibit 99.1

P.F. CHANG’S THIRD QUARTER REVENUES GROW 30%

SCOTTSDALE, ARIZONA (October 1, 2003) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 30% to $139.7 million for the third quarter ended September 28, 2003 from $107.1 million in the third quarter of 2002. Sales at the company’s P.F. Chang’s China Bistro units accounted for $125.7 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $14.0 million of consolidated revenues.

Comparable store sales at the Bistro increased 4.8% for the third quarter of 2003 as compared to the third quarter of 2002. The increase was primarily the result of customer traffic growth with approximately 1% resulting from a price increase implemented in February 2003. Comparable store sales increased 5.1% for the five-week period ending August 3rd, 4.7% for the four-week period ending August 31st and 4.6% for the four-week period ending September 28th.

During the third quarter of 2003, the company opened five new Bistro units (Colorado Springs, CO; Northville Township, MI; San Antonio, TX; Richmond, VA and Fairfax, VA) and four new Pei Wei units (Sugarland, TX; Henderson, NV; Santa Clarita, CA and Houston, TX).

The company will release earnings results for its third quarter of 2003 and an update of its full-year forecast on October 22nd, 2003 at 7:00 am ET. The company’s press release will be followed by a conference call later that day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Kristina Cashman	kristinac@pfchangs.com

P.F.Chang’s China Bistro

Supplemental Sales Information

Year of Unit Opening (1)

	Pre-1996	1996	1997	1998	1999	2000	2001	2002	2003	Total

Units	4	3	6	10	13	16	13	14	11	90
Sales (000)
1Q03	6,434	5,908	9,060	15,753	18,800	23,236	18,815	17,983	4,751	120,740
2Q03	6,238	5,955	9,180	15,545	19,037	23,754	18,576	17,214	8,420	123,919
3Q03	6,190	5,970	8,914	15,428	18,804	23,842	18,108	16,850	11,639	125,745
2003	18,862	17,833	27,154	46,726	56,641	70,832	55,499	52,047	24,810	370,404
Average Weekly Sales (AWS)
1Q03	123,738	151,474	116,157	121,175	111,239	111,713	111,331	98,808	143,980	113,906
2Q03	119,958	152,695	117,695	119,575	112,647	114,202	109,915	94,582	125,666	113,271
3Q03	119,044	153,083	114,272	118,677	111,269	114,625	107,148	92,579	115,241	111,476
2003	120,913	152,417	116,042	119,809	111,719	113,513	109,465	95,323	123,434	112,859
Year-Over-Year Change in AWS
1Q03	0.2%	3.7%	6.0%	5.1%	5.0%	11.0%	5.4%	-1.7%	—	4.4%
2Q03	-0.4%	1.9%	7.3%	1.4%	5.3%	10.4%	5.1%	-6.1%	—	3.1%
3Q03	0.4%	1.1%	6.7%	-0.6%	4.4%	10.4%	4.9%	-3.7%	—	2.7%
2003	0.1%	2.2%	6.7%	1.9%	4.9%	10.6%	5.1%	-2.7%	—	3.4%
Year-Over-Year Change Comp Store Sales (2)
Units	4	3	6	10	13	16	13	3	—	68
1Q03	0.2%	3.7%	6.0%	5.1%	5.0%	11.0%	6.6%	—	—	6.4%
2Q03	-0.4%	1.9%	7.3%	1.4%	5.3%	10.4%	5.2%	5.4%	—	5.4%
3Q03	0.4%	1.1%	6.7%	-0.6%	4.4%	10.4%	4.9%	7.4%	—	4.8%
2003	0.1%	2.2%	6.7%	1.9%	4.9%	10.6%	5.4%	7.1%	—	5.5%

(1)  Includes all restaurants opened in the period indicated.
(2) A unit becomes comparable in the eighteenth month of operation

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	Total

Units	1	4	11	11	27
Sales (000)
1Q03	868	2,390	5,762	1,835	10,855
2Q03	841	2,241	5,722	3,882	12,686
3Q03	814	2,141	5,603	5,426	13,984
2003	2,523	6,772	17,087	11,143	37,525
Average Weekly Sales (AWS)
1Q03	66,787	45,956	40,295	52,437	44,673
2Q03	64,652	43,092	40,017	53,176	45,144
3Q03	62,593	41,176	39,180	47,599	43,428
2003	64,677	43,408	39,831	50,195	44,356
Year-Over-Year Change in AWS
1Q03	3.0%	6.4%	-15.1%	—	-6.0%
2Q03	4.2%	-0.3%	11.3%	—	3.4%
3Q03	6.2%	-0.4%	7.8%	—	8.2%
2003	4.4%	1.9%	6.6%	—	3.2%
Year-Over-Year Change Comp Store Sales (2)
Units	1	4	2	—	7
1Q03	3.0%	-1.2%	—	—	1.1%
2Q03	4.2%	-2.5%	2.1%	—	-0.1%
3Q03	6.2%	-0.4%	0.8%	—	1.2%
2003	4.4%	-1.3%	1.1%	—	0.7%

(1)  Includes all restaurants opened in the period indicated.
(2)  A unit becomes comparable in the eighteenth month of operation